Exhibit 10.40

SEPARATION AGREEMENT AND GENERAL RELEASE

     WHEREAS, Sequa Corporation, 200 Park Avenue, New York, New York 10166, its successors and assigns (collectively, “Employer”), and Howard M. Leitner, 48 Touchstone Way, Millwood, NY 10546, are parties to an Employment Agreement dated as of December 16, 1999, as amended by Agreements dated October 25, 2002, March 1, 2003 and March 1, 2004 (collectively, the “Employment Agreement”), and

     WHEREAS, the parties wish to end that Employment Agreement and all of their relationships,

     NOW THEREFORE, Employer and Howard M. Leitner, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Separation Agreement and General Release as  “Employee”), enter into this Separation Agreement and General Release (“Separation Agreement”) and agree that:

1.

Resignation From Positions Held; Last Day of Employment.  Employee’s last day of employment with Employer is January 25, 2006 (“Separation Date”).  Employee agrees to submit a letter, in a form acceptable to the Employer and in accordance with the Employer’s by-laws, the form of which letter is set forth on Exhibit “A”, resigning all his positions with the Employer (including but not limited to its affiliates, subsidiaries, divisions and joint ventures), including but not limited to Senior Vice President, Finance, and member of the Management Executive Committee of the Board of Directors, as well as all other positions listed on Exhibit “B”.  Employee agrees to cooperate with Employer and sign such other letters or documents as may be reasonably required to effectuate Employee’s full resignation from all positions held by Employee with Employer, including but not limited to its affiliates, subsidiaries, divisions and joint ventures.  At the same time that Employee’s final paycheck is due, Employee will be reimbursed for all remaining reasonable unpaid business expenses for which documentation has been submitted and which were incurred in accordance with Employer’s policies prior to the Separation Date.  Employee will be paid for all accrued but unused vacation (which, as of January 25, 2006 equals 42 days) on or before January 25, 2006.

2.

Termination of Agreements.   The parties agree that the Employment Agreement and the Sequa Corporation Trade Secret Agreement between Employee and Employer dated March 1, 2004 (“Trade Secret Agreement”) will terminate as of the date of this Separation Agreement, and shall be null and void and of no further force and effect and neither party shall have any further obligation to the other pursuant to the Employment Agreement or the Trade Secret Agreement, except as otherwise specifically provided in this Separation Agreement.  Employee and Employer represent that with the termination of the Employment Agreement and the Trade Secret Agreement, except for this Separation Agreement, they have no other present or future contract or agreement with each other, whether written or oral, express or implied.  Nothing contained in this Section shall affect any vested rights Employee may have to accrued benefits under the Sequa Stock Option Plan, the Sequa Retirement Plan, the Sequa Corporation Supplemental Executive Retirement Plan, the Sequa 401(k) Plan, the Sequa Medical and Dental Plans or any other employee benefits plans maintained by Employer, all of which shall be governed by their respective terms, except as modified by this Separation Agreement.

3.

Consideration.  In consideration for signing this Separation Agreement and compliance with the promises made herein, Employer agrees as follows:

(a)

Consulting Fee.  In exchange for Employee’s promises in Section 11 below and provided Employer has received the letter from Employee in the form attached hereto as Exhibit “C”, Employer shall pay to Employee a monthly consulting fee of Thirteen Thousand Nineteen Dollars ($13,019), commencing for the month of February, 2006 and for each of the next thirteen (13) consecutive months.

(b)

2005 Bonus.  Employee shall be eligible to receive a bonus for 2005 in the amount to be determined in accordance with the provisions of the Employer’s Management Incentive Bonus Plan for Corporate Non-Executive Officers and Corporate Staff, to be paid in a lump sum, less federal, state and local withholding taxes, at the date bonuses are paid to other Corporate Executives of Employer.

(c)

Medical and Dental Insurance.  If Employee elects to continue his current medical and dental family coverage under Employer’s Medical and Dental Plans in accordance with the continuation requirements of COBRA, the Employee shall pay for premiums for such COBRA coverage for the applicable COBRA period, at his own expense, in accordance with the terms of Employer’s Medical and Dental Plans.

(d)

Life Insurance.  If Employee elects to maintain the “portable” portion of his current MetLife Optional Life insurance in accordance with the requirements of the plan and MetLife, the Employee shall pay for the premiums for coverage during the period beginning on his last day of employment.  The basic life insurance coverage will terminate on the last day of Employee’s employment and Employee may, at his expense, convert such policy in accordance with the requirements of the plan and MetLife.

(e)

Stock Options.  Stock options granted to Employee under the Sequa Corporation 1998 Key Employees Stock Option Plan (the “Stock Option Plan”) that are vested and exercisable as of the Separation Date shall continue to be exercisable in accordance with the terms of the Stock Option Plan and applicable federal securities rules and regulations.  In accordance with the terms of Paragraph 7(e) of the Stock Option Plan, Employee will have three (3) months from the deemed date of retirement (January 25, 2006) to exercise such options.  Except as specifically provided in this paragraph (e), all other terms and conditions applicable to such options under the terms of the Stock Option Plan and related stock option agreements shall continue in full force and effect.

(f)

Automobile.  Upon Employee’s payment of Twenty Thousand Four Hundred Forty Five Dollars ($20,445) to Employer by cashier’s check delivered on or before January 25, 2006 along with evidence of liability insurance, Employer shall transfer possession and ownership to Employee of the company automobile (2004 Lincoln Towncar) currently assigned to him.

(g)

Business Equipment.  Employer shall provide Employee with ownership of: the laptop computer assigned to him, after all proprietary information and software has been removed by Employer from said laptop computer. Employer and Employee agree such used equipment is of nominal value.

4.

Revocation.  Employee may revoke this Separation Agreement for a period of seven (7) days following the day Employee executes this Separation Agreement.  Any revocation within this period must be submitted, in writing, to Martin Weinstein, and state, “I hereby revoke my acceptance of our Separation Agreement.”  The revocation must be personally delivered to Dr. Weinstein or his designee, or mailed to Dr. Weinstein and postmarked within seven (7) days of execution of this Separation Agreement.  This Separation Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

5.

Employee’s General Release of Claims.  Employee knowingly and voluntarily releases and forever discharges Employer, its affiliates, subsidiaries, divisions, joint ventures, insurers, attorneys, actuaries, third party administrators, successors and assigns and their current and former employees, officers, directors, shareholders and agents thereof, and their employee benefits plans and programs and their administrators and fiduciaries (collectively referred to throughout this Separation Agreement as “Releasees”), of and from any and all claims, known and unknown, which Employee has or may have against Releasees as of the date of execution of this Separation Agreement arising from Employee’s employment or directorships with Employer, specifically excluding, however, any claims Employee may now or hereafter have arising from any criminal conduct committed by Releasees, including, but not limited to, any alleged violation of:

Title VII of the Civil Rights Act of 1964, as amended;

The Age Discrimination In Employment Act, as amended;

The National Labor Relations Act, as amended;

The Civil Rights Act of 1991;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform and Control Act, as amended;

The Americans with Disabilities Act of 1990, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The New York State Human Rights Law, as amended;

The New York State Civil Rights Law, as amended;

The New York State Wage Payment Laws, as amended;

The New York State Equal Rights Law, as amended;

The New York State Equal Pay Law, as amended;

The retaliation provisions of the New York State Workers’ Compensation and Disability Benefits Laws, as amended;

The New York State Labor Law, as amended;

The New York Occupational Safety and Health Laws, as amended;

The New York City Human Rights Law, as amended;

The New York City Administrative Code and Charter, as amended;

Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

Any public policy, contract, tort, or common law; or

Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Nothing contained in this Section shall affect any vested rights Employee may have to benefits under the Sequa Stock Option Plan, the Sequa Retirement Plan, the Sequa Corporation Supplemental Executive Retirement Plan, the Sequa 401(k) Plan, or any other employee benefits plans maintained by Employer, which shall be governed by their respective terms, except as modified by this Separation Agreement.

6.

Employee’s Affirmations.  Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Releasees in any forum or form.  Employee further affirms that he has reported all hours worked and has been paid and/or has received all leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock options and/or benefits to which he may be entitled and that no other leave (paid or unpaid), vacation, compensation, wages, bonuses, commissions, stock options and/or benefits are due to him, except as provided in this Separation Agreement.  Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, or state or local leave or disability accommodation laws.

7.

Employer’s Release of Claims.  Employer knowingly releases and forever discharges Employee of and from any and all claims or causes of action, in law or equity, that Employer has or may have against Employee as of the date of the execution of this Separation Agreement, arising from Employee’s employment or directorships with Employer, specifically excluding, however, any claims Employer may now or hereafter have arising from any criminal conduct committed by Employee, or any other conduct outside the scope of Employee’s employment with Employer.

8.

Employer’s Affirmations.  Employer affirms that it has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employee in any forum or form.  Employer further affirms it is not aware of any conduct by Employee which constitutes criminal conduct committed by Employee, or any other conduct outside the scope of Employee’s employment with Employer.

9.

Confidentiality.  Other than as required by law, Employee and the officers and the Board of Directors of Employer each agree not to disclose any information regarding the existence or substance of this Separation Agreement, except Employee may disclose such information to his spouse, the officers and the Board of Directors of Employer may disclose such information to individuals who need to consent to or implement this Separation Agreement, and both parties may disclose such information to their respective tax advisors and attorneys with whom they choose to consult regarding their consideration of this Separation Agreement.

10.

Non-Disparagement.  Employee agrees not to defame, disparage or demean Employer, its affiliates, subsidiaries, divisions, joint ventures, officers and Board of Directors or their services in any manner whatsoever.  Employer agrees that its officers and the Board of Directors shall not defame, disparage or demean Employee or his services in any manner whatsoever.

11.

Consulting.  For a period of thirteen (13) months from and after Separation Date, Employee shall be available on a reasonable basis, not to exceed Forty (40) hours per month, to assist Employer with respect to any of the matters with respect to which Employee had responsibilities prior to the Separation Date.  This assistance by Employee is in consideration for the payment described in Section 3(a) above.  The parties agree to work together so that such assistance does not unreasonably interfere with Employee’s ability to seek and obtain other employment.  Employee shall be reimbursed by Employer for reasonable travel, lodging, telephone and similar expenses incurred in connection with such availability.

12.

Cooperation.  Employee shall reasonably cooperate with Employer, third parties that Employer expressly authorizes Employee to contact, and with Employer’s attorneys in connection with such matters and/or any present or future, actual or threatened, litigation or administrative proceeding involving Employer that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Employee’s employment by Employer.  This cooperation by Employee, which is a material consideration for the undertakings by the Employer of this Separation Agreement, shall include, but not be limited to, (i) being reasonably available for interviews and discussions with Employer’s counsel as well as for depositions and trial testimony;  (ii) if depositions or trial testimony are to occur, being reasonably available and cooperating in the preparation therefor as and to the extent that Employer or its counsel reasonably request; (iii) refraining from impeding in any way Employer’s prosecution or defense of any such litigation or administrative proceeding; and (iv) cooperating fully in the development and presentation of prosecution or defense of any such litigation or administrative proceeding.  Employee shall not, nor shall he be expected to, be available to any degree or on any basis that interferes materially with then-current employment, consulting or other business obligations.  Employee shall be reimbursed by Employer for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation.

13.

Covenants.

(a)

Confidential Information.  During the course of Employee’s employment with  the Employer, Employee acquired and had access to Confidential Information and Trade Secrets (as hereinafter defined) belonging to Employer, its affiliates, subsidiaries, divisions and joint ventures (collectively referred to as “Employer” throughout and for purposes of this Section 13).  Such Confidential Information and Trade Secrets include, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of Employer’s products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, data processing programs, software, software codes, computer models, research and development projects, compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of Employer; (iii) marketing information, such as information on markets, end users and applications, the identity of Employer’s customers, suppliers, and distributors, their names and addresses, the names of representatives of Employer’s customers, distributors or suppliers responsible for entering into contracts with Employer, Employer’s financial arrangements with its distributors and suppliers, the amounts paid by such customers to Employer, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of Employer’s other employees, their salaries, bonuses, benefits, skills, qualifications, and abilities.  Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by Employer at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b)

Non-Disclosure of Confidential Information.  Employee agrees he will not for so long as the pertinent information or documentation remains confidential, directly or indirectly duplicate, remove, transfer, use, disclose or disseminate to any other person, organization or entity or otherwise use any Confidential Information and Trade Secrets, or knowingly allow other persons to do so. This restriction shall not apply to information in the public domain through no fault of Employee and not as a result of a breach of this Separation Agreement or prior breach of the Trade Secret Agreement.    In the event Employee becomes legally compelled to disclose any of the Confidential Information or Trade Secrets by a subpoena or court order, Employee will immediately advise Employer of such subpoena or court order sufficient for Employer to seek a protective order to avoid such disclosure.

(c)

Intellectual Property.  Employee agrees that any and all inventions, discoveries, improvements, writings (including computer software), or compilations which Employee conceived or made, either alone or jointly with others during employment by Employer which relate to or are useful in the business of Employer, will be the exclusive property of Employer and will be regarded as Employer’s Confidential Information and Trade Secrets.  Employee affirms he has fully disclosed all such inventions, discoveries, improvements, writings or compilations to Employer. Employee further agrees he will assist Employer, at Employer’s expense, and sign any and all documents necessary or reasonably appropriate to assign to Employer Employee’s entire right, title and interest in and to any and all inventions, discoveries, improvements, writings or compilations, and to prepare and execute such documents as shall be necessary or appropriate to permit the expeditious preparation, filing or prosecution of such applications for patents or copyrights, or the issuance of patents or copyrights thereon in the name of Employer in any countries and to protect the same against infringement by others.

(d)

Non-Competition.  Employee acknowledges and agrees that Employer is engaged in a highly competitive business and that by virtue of Employee’s high level position and responsibilities with Employer and Employee’s access to the Confidential Information and Trade Secrets, engaging in any business which is directly competitive with Employer will cause it great and irreparable harm.  Accordingly, Employee covenants and agrees that through and including the conclusion of the consulting period referred to in Section 11 above, Employee will not, without the express written consent of the Board of Directors of Employer, directly or indirectly, own, manage, operate or control, or be employed in a capacity similar to the position(s) and responsibilities held by Employee with Employer, by any company or other business engaged in the design, manufacture, marketing or sale of products and services which Employer currently provides and for which Employee had responsibility or about which Employee acquired Confidential Information or Trade Secrets.  Because Employee had international responsibilities, in recognition of the international nature of Employer’s business which includes the sale of its products and services nationwide and internationally, this restriction shall apply in all areas of the United States, Argentina, Australia, Brazil, China, England, France, Germany, Holland, Hong Kong, India, Israel, Italy, Japan, Mexico, Portugal, Russia, Singapore, South Africa, Spain, Sweden, Thailand and Wales, but only to the extent that Employee gained knowledge while employed by Employer of its finances, technology, business opportunities or marketing strategies in that particular country.   Notwithstanding the foregoing, Employee may become employed by a diversified company that has business units that compete with Employer’s business units, provided Employee is not employed in such business units, does not directly or indirectly assist such business units and does not disclose any Confidential Information or Trade Secrets.

(e)

Non-Solicitation of Customers.  Employee acknowledges and agrees that during the course and solely as a result of employment with Employer, he came into contact with some of Employer’s customers and had access to Confidential Information and Trade Secrets regarding Employer’s customers and distributors.  Consequently, Employee covenants and agrees that through and including the conclusion of the consulting period referred to in Section 11 above, Employee will not, directly or indirectly, solicit or initiate contact with any customer, former customer or prospective customer of Employer for the purpose of selling products or services to the customer competitive with the products or services purchased by the customer from Employer.  This restriction shall apply to any customer, former customer or prospective customer of Employer with whom Employee had contact or about whom Employee obtained Confidential Information or Trade Secrets during the last two (2) years of his employment with Employer. For the purposes of this Section 13, “contact” means interaction between Employee and the customer or prospective customer which takes place to further the business relationship, or making sales to or performing services for the customer or prospective customer on behalf of Employer.

(f)

Non-Solicitation of Employees.  Employee acknowledges and agrees that solely as a result of employment with Employer, Employee came into contact with and acquired Confidential Information regarding Employer’s current employees as of the Separation Date.  Accordingly, through and including the conclusion of the consulting period referred to in Section 11 above, Employee shall not, either on his own account or on behalf of any person or business entity solicit, or endeavor to cause any current employee of Employer as of the Separation Date with whom Employee came into contact or about whom Employee obtained Confidential Information, to leave employment with Employer.  Employee further agrees that, through the conclusion of the consulting period referred to in Section 11 above, Employee will not become associated in business with, or hire into a position that reports directly or indirectly to Employee, any current employee of Employer as of the Separation Date who had been a salaried employee of Employer within six (6) months prior to the date such business association commences or was a general manager of Employer or a person who directly reported to Employee, provided however, such restriction shall not apply to such association where an employee of Employer responds to general advertising for a position, provided further that such general advertising has not been initiated by or on behalf of Employee, and Employee has not had any contact with such employee of Employer regarding such general advertising.

(g)

Enforcement of Covenants.  Employee acknowledges and agrees that compliance with the covenants set forth in this Section of this Separation Agreement is necessary to protect the Confidential Information and Trade Secrets, business and goodwill of Employer, and that any breach of this Section 13 or any subparagraph hereof will result in irreparable and continuing harm to Employer, for which money damages may not provide adequate relief.  Accordingly, in the event of any breach of this Section 13 by Employee, Employer and Employee agree that Employer shall be entitled to the following particular forms of relief as a result of such breach, in addition to any remedies otherwise available to it at law or equity:  injunctions, both preliminary and permanent, enjoining or restraining such breach.

14.

Severability.  If any term or provision of this Separation Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, excluding the general release language, this Separation Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Separation Agreement in full force and effect.

15.

Governing Law and Choice of Forum.  This Separation Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to its conflict of laws provision.  In the event the Employee or the Employer breaches any provision of this Separation Agreement, Employee and Employer affirm that the Employee or the Employer may institute an action to specifically enforce any term or terms of this Separation Agreement.  The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any action or proceeding with respect to this Separation Agreement shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York and the parties agree to the exclusive jurisdiction thereof.  The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the said court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum.

16.

Non-Admission of Wrongdoing.  The parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

17.

Indemnification.

(a)

Employee will continue to be indemnified with respect to any actions taken or omissions occurring while he was an employee, officer and/or director of Employer by any indemnity provisions contained in Employer’s and its subsidiaries’ and affiliates’ respective Certificate of Incorporation and By-Laws immediately prior to his last day of employment and by any directors and officers insurance maintained by Employer.

(b)

The Employer agrees Employee shall participate, subject to the applicable terms and conditions, in directors and officers liability insurance policies applicable to all periods of time prior to the Separation Date, to the extent the Employer provides such coverage for its other executive officers and directors for such periods of time.  Nothing herein shall require Employer to continue to maintain such coverages for its officers and directors generally.

18.

Amendment.  This Separation Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Separation Agreement.

19.

Entire Agreement.  This Separation Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS SEPARATION AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS SEPARATION AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN SECTION “3” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE, SUBJECT TO SECTION 5 ABOVE, ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement as of the date set forth below:

/s/ Howard M. Leitner

Howard M. Leitner

Date: January 20, 2006

SEQUA CORPORATION

By: /s/Martin Weinstein

Martin Weinstein

Vice Chairman and Chief Executive Officer

Date: January 20, 2006

EXHIBIT A

January 20, 2006

Sequa Corporation

200 Park Avenue

44th Floor

New York, NY 10166

Gentlemen:

Effective as of the close of business on January 25, 2006 I hereby resign as Senior Vice President, Finance of Sequa Corporation (“Sequa”), and as member of the Management Executive Committee of the Board of Directors of Sequa.  In addition, I hereby resign from any other offices or positions that I hold in Sequa Corporation, and its subsidiaries and related entities.

Very truly yours,

/s/Howard M. Leitner

EXHIBIT B

Offices held by Howard M. Leitner in domestic companies as of date of Separation Agreement:

Company Name	Title(s)

After Six Inc.	Director
American Transit Corp.	Director
American Transit Leasing Company	Director
ARC Automotive, Inc.	Director
Atlantic Research Corporation	Director
Beacon Leasing Corporation	Director
Casco Investors Corporation	Director & Senior Vice President
Casco Products Corporation	Senior Vice President
Centor Center, Inc.	Director
The Centor Company	Director
Chromalloy American Corporation	Director
Chromalloy Castings Miami Corporation	Director
Chromalloy Finance Corporation	Director
Chromalloy Gas Turbine Corporation	Vice President
Chromalloy Holdings, Inc.	Director
Chromalloy Pharmaceutical, Inc.	Director
Glenrock Leasing Corporation	Director
Kollsman Manufacturing Company, Inc.	Director
MEGTEC Systems, Inc.	Director
MEGTEC Systems Australia Inc.	Director
MTS Asia, Inc.	Director
Priene Corporation	Director
Sequa Can Machinery, Inc.	Director
Sequa Capital Corporation	Director
Sequa Chemicals, Inc.	Director & President
Sequa Corporation	Senior Vice President, Finance
Sequa Corporation of Ohio	Director
Sequa Financial Corporation	Director
Sequa Foundation of Delaware	Vice President
Sequa Investments Corporation I	Director
Sequa Investments Corporation II	Director
Sequa Leasing Corporation	Director
Sequa Receivables Corp.	Director
Thermo Wisconsin, Inc.	Director
TPZ Corporation	Director
The Valley Line Company	Director
MEGTEC Systems S.A.S.	Member Committee on Authorizations & Appointments
Sequa Can Machinery Limited	Director

Also:

Chairman, Sequa Corporation Employee Benefits Plan Administrative Committee

Member, Sequa Corporation Management Executive Committee

Member, Sequa Corporation Pension Plan Investment Committee

EXHIBIT C

PERSONAL & CONFIDENTIAL

Martin Weinstein

Vice Chairman and Chief Executive Officer

Sequa Corporation

200 Park Avenue

New York, New York 10166

Re:

Separation Agreement and General Release

Dear Dr. Weinstein:

On January 20, 2006, I executed a Separation Agreement and General Release between Sequa Corporation and me.  I was advised by Sequa, in writing, to consult with an attorney of my choosing, prior to executing this Separation Agreement and General Release.

More than seven (7) calendar days have elapsed since I executed the above-mentioned Separation Agreement and General Release.  I have at no time revoked my acceptance or execution of that Separation Agreement and General Release and hereby reaffirm my acceptance of that Separation Agreement and General Release. Therefore, in accordance with the terms of our Separation Agreement and General Release, I hereby request receipt of the consideration described in Section 3 of that Separation Agreement.

Very truly yours,

/s/ Howard M. Leitner

Howard M. Leitner